Exhibit 99.6

INTERIM CONSORTIUM AGREEMENT

This INTERIM CONSORTIUM AGREEMENT (the “Agreement”) is made as of June 19, 2024, by and among BEST Global Partners, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), Phoenix Global Partners, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and each of the Persons set forth in Schedule I hereto (the “Investors” and, together with Parent, Merger Sub and other parties that join this Agreement by executing a joinder in substantially the form of Exhibit B attached hereto, the “Parties” and each a “Party”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below) or, if not defined therein, in the Rollover Agreement and applicable Equity Commitment Letters (each as defined below).

RECITALS

WHEREAS, on or around the date hereof, BEST Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), Parent and Merger Sub executed an Agreement and Plan of Merger (as may be amended, restated, modified or supplemented, the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on or around the date hereof, each of the Investors designated on Schedule I hereto under the heading “Rollover Investors.” (collectively, the “Rollover Investors”) has entered into a rollover and contribution agreement (the “Rollover Agreement”) with Parent, pursuant to which, among other things, each of the Rollover Investors has agreed, subject to the terms and conditions set forth therein and among other obligations, to contribute all of such Rollover Investor’s Rollover Shares (as defined in the Rollover Agreement) (each, as may be adjusted in accordance with Section 1.2, the “Rollover Commitment” of such Rollover Investor, and collectively, the “Rollover Commitments”) to Parent in consideration for newly-issued Parent Shares (as defined in the Rollover Agreement) prior to the Closing. The amount of the Rollover Shares of each Rollover Investor as of the date hereof is set out against the name of such Rollover Investor in column (B) of Schedule I hereto;

WHEREAS, on or around the date hereof, each of the Investors designated on Schedule I hereto under the heading “Cash Investors” (collectively, the “Cash Investors”) has executed a letter agreement in favor of Parent (as may be amended, restated, modified or supplemented, the “Equity Commitment Letter”, and collectively, the “Equity Commitment Letters”), pursuant to which each of the Cash Investors agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash (each, as may be adjusted in accordance with Section 1.2, the “Equity Commitment” of such Cash Investor, and collectively, the “Equity Commitments”), in Parent immediately prior to the Closing in connection with the Merger. The amount of the Equity Commitment of each Cash Investor as of the date hereof is set out against the name of such Cash Investor in column (C) of Schedule I hereto;

WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of and the relationship among the Parties with respect to the Merger Agreement, the Rollover Agreement, the Equity Commitment Letters, and the transactions contemplated thereby (the “Transactions”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

AGREEMENT

ARTICLE I

AGREEMENTS AMONG THE INVESTORS

Section 1.1 Actions under the Merger Agreement. The Requisite Investors (as defined below) may jointly cause Parent and Merger Sub to take any action or refrain from taking any action in order for them to comply with their obligations, satisfy counterparties’ closing conditions or exercise their rights under the Merger Agreement, including but not limited to taking any action or refrain from taking any action with respect to (i) increasing the Per Share Merger Consideration, (ii) determining that the conditions to closing specified in Article VIII of the Merger Agreement (the “Closing Conditions”) have been satisfied, (iii) waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, (iv) amending or modifying the Merger Agreement, (v) terminating the Merger Agreement or (vi) determining to close the Merger; provided that the Requisite Investors shall not, and shall not cause Parent or Merger Sub to amend the Merger Agreement in a way that (x) (A) materially increases the Cash Investors’ payment obligations and/or payment liability or (B) by its terms has a material adverse economic impact on the Investors, in each case, without the prior written consent of each of the Cash Investors (in the case of subclause (A) of this sentence) or each of the Investors (in the case of subclause (B) of this sentence), or (y) by its terms has an impact, economic or otherwise, on any Investor that is disproportionately adverse to the impact, economic or otherwise, on any other Investor without such Investor’s prior written consent, in each case, without the prior written consent of each of the Investors; provided, further, in the event that all the Requisite Investors are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit the Parent and Merger Sub to do so) with respect to the matters described in clauses (i) through (vi) above and any Investor declines to agree to, proceed with, or take any action with respect to such matter, the Requisite Investors may nevertheless proceed with such matter by first terminating such Investor’s participation in the Transaction (each Investor whose participation is so terminated, a “Non-Consenting Investor”, and collectively, “Non-Consenting Investors”). In such event, such Non-Consenting Investor’s Equity Commitment Letter shall terminate, or the Rollover Agreement shall terminate with respect to such Non-Consenting Investor, as applicable, and this Agreement shall terminate with respect to such Non-Consenting Investor (provided Section 1.3(c), Section 1.5, Section 1.7, Section 1.10, Section 1.11, and Article II (collectively, the “Surviving Provisions”) shall survive the termination of this Agreement with regard to any Non-Consenting Investor and Section 1.3(c) shall continue to apply to an Investor that is a Non-Consenting Investor for a period of two (2) years following such Investor becoming a Non-Consenting Investor) and such Non-Consenting Investor shall have no rights or liability hereunder (except as specifically provided in the Surviving Provisions) or, if applicable, under its Equity Commitment Letter or the Rollover Agreement; and provided, further, that such Non-Consenting Investor shall have received a full and unconditional release of its or his obligations under this Agreement (other than the Surviving Provisions and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and, if applicable, under its Equity Commitment Letter and the Rollover Agreement from the Requisite Investors, Parent, Merger Sub, and each other Investor, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its Equity Commitment Letter and the Rollover Agreement. In the event the Requisite Investors terminate the Non-Consenting Investor’s participation in the Transaction, the amount of the Non-Consenting Investor’s Equity Commitment or Rollover Commitment, as applicable, shall be offered to one or more Investors and/or one or more new investors as determined by all the Requisite Investors. As used herein, “Requisite Investors” means Investors (to include Mr. Shao-Ning Johnny Chou, the founder and chief executive officer of the Company (“Mr. Chou”) and Alibaba Investment Limited, a BVI business company duly incorporated under the laws of the British Virgin Islands (“AIL”)) who, on a pro forma basis calculated assuming the consummation of the Merger (including the issuance of Parent Shares pursuant to the Rollover Agreement and the Equity Commitment Letters at the Closing), collectively hold a majority in interest of the issued and outstanding Parent Shares immediately following the Closing based on the “Post-Closing Parent Share Ownership Percentage” as set out in Schedule II to this Agreement (as amended or supplemented from time to time in accordance with this Agreement); provided that, in determining whether a group of Investors constitute “Requisite Investors” for purposes of any decision or action to be taken pursuant to this Agreement, Investors that are, as of such time of determination, Failing Investors or Non-Consenting Investors (each as defined below) shall be excluded in making such determination.

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Section 1.2 Equity Commitment and Rollover Commitment

(a) Parent shall, at the direction of the Requisite Investors (acting jointly), enforce or waive (or grant or withhold consents under) the provisions of the Equity Commitment Letters and the Rollover Agreement in accordance with the respective terms therein and the terms of the Merger Agreement. Each Investor who has delivered an Equity Commitment Letter or a Rollover Agreement shall comply with its obligation thereunder; provided that no Investor shall have an independent right to enforce or waive (or grant or withhold consents thereunder) any provision in an Equity Commitment Letter or a Rollover Agreement, other than as provided in the immediately preceding sentence. Notwithstanding anything in any Equity Commitment Letter to the contrary, and prior to the Effective Time, none of the Cash Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party without the prior consent of all the Requisite Investors. Each Investor shall be entitled to receive, in consideration for its or/and its Affiliates’ Equity Commitment and Rollover Commitment, the number of Parent Shares as set forth against its name in column (D) of Schedule I hereto. Such Parent Shares shall be issued to such Investor and/or any of its Affiliates as such Investor may designate by reasonably advance written notice to the Requisite Investors. For the purpose of this Agreement, “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, including, for the avoidance of doubt, with respect to an Investor, any affiliated investment funds of such Investor or any investment vehicles of such Investor or such funds; provided, however, that with respect only to Investors that are private equity funds in the business of making investments in portfolio companies managed independently, no portfolio company of any such Investor or its Affiliates (including any portfolio company of any affiliated investment fund or investment vehicle of the Investor or such funds) shall be deemed to be an Affiliate of such Investor.

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(b) Notwithstanding anything herein to the contrary, the Requisite Investors shall not (i) adjust (either increase or decrease) the amount of Equity Commitment and/or the number of Rollover Shares of any Investor (or make corresponding adjustments to the “Rollover Commitment”, or “Rollover Consideration”, as applicable, of any Investor as set forth against its name in column (E) of Schedule I hereto, the number of Parent Shares such Investor is entitled to receive as set forth against its name in column (D) of Schedule I hereto and the post-Closing Parent Share ownership percentage as set forth against its name in Schedule II hereto) without such Investor’s prior written consent, (ii) increase the number of Rollover Shares of any Investor to be more than the number of Shares held by such Investor, or (iii) effect any adjustment of the amount of any Equity Commitment, if such adjustment would, when taken together with all other such adjustments, result in any Equity Funding Shortfall; provided, further, that nothing contained herein shall be construed to limit the Requisite Investors’ ability to (1) admit one or more additional new Investors as Rollover Shareholders (as such term is defined in the Rollover Agreement) in accordance with Section 5.10 of the Rollover Agreement, and thereupon, subject to the execution by such New Investor and delivery to Parent of a joinder in the form of Exhibit B to this Agreement, as a Rollover Investor under and a Party to this Agreement (and update Schedule I hereto accordingly), and (2) offer additional equity commitments to fund any Equity Funding Shortfall (including in the event of there being any Non-Consenting Investor or Failing Investor (as defined below) or any increase of the Per Share Merger Consideration), to one or more Investors and/or one or more new investors as determined by all the Requisite Investors pursuant to Section 1.2(c). The Requisite Investors (acting jointly) shall notify each Party in writing of any adjustments to the amount of Equity Commitment and/or the number of the Rollover Shares (and any corresponding adjustments to the “Rollover Commitment” or “Rollover Consideration”, as applicable, of any Investor as set forth against its name in column (E) of Schedule I hereto, the number of Parent Shares such Investor is entitled to receive as set forth against its name in column (D) of Schedule I hereto and the post-Closing Parent Share ownership percentage as set forth against its name in Schedule II hereto) of any Investor made pursuant to this Section 1.2(b), such notice to be accompanied by an updated Schedule I reflecting the effects of such adjustments, whereupon such adjustments (including the updated Schedule I) shall be deemed final and binding on all Parties, and each Party shall take all actions reasonably requested by the Requisite Investors (acting jointly) (including, to the extent permitted by the Merger Agreement, amending the relevant Equity Commitment Letters and the Rollover Agreement) to give full force and effect to such adjustments. For purposes hereof, “Required Equity Funding” means the sum of the aggregate Per Share Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and all related fees and expenses associated therewith; “Equity Funding Shortfall” means the excess, if any, of the Required Equity Funding over the aggregate amount of Equity Commitments (including any new investor who has executed a joinder in the form attached hereto as Exhibit B but other than any Failing Investor or Non-Consenting Investor).

(c) In the event that there being any Equity Funding Shortfall, the Requisite Investors (acting jointly) may first offer the opportunity of providing additional equity commitments to the Cash Investors (other than any Failing Investor) and in the event that such additional equity commitments are not fully subscribed by the Cash Investors, with the consent of AIL and in consultation with the other Investors, then to any new investor, and in such manner, as may be determined by all the Requisite Investors, provided that any such additional equity commitment shall be on terms and conditions substantially the same as the terms and conditions of the existing Equity Commitments, as applicable, and such new investor shall execute a joinder in the form attached hereto as Exhibit B, and the amounts of Equity Commitment of such Investor or new investor that provides additional equity commitments pursuant to the foregoing shall be adjusted accordingly. For the avoidance of doubt, nothing in this Agreement shall obligate any Investor to provide any equity commitment in addition to its existing Equity Commitment.

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Section 1.3 Company Securities; Exclusivity.

(a) Without the prior written consent of all the Requisite Investors (which consent may be granted or withheld at each Requisite Investor’s sole discretion), no Investor may, directly or indirectly, acquire Beneficial Ownership of any Ordinary Shares or other equity securities in the Company.

(b) Each Investor hereby irrevocably and unconditionally agrees that, with regard to any Ordinary Shares or other equity securities in the Company beneficially owned on the date hereof and/or acquired hereafter by such Investor (the “Covered Shares”), if any, at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, or in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall, and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto (i) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Investor and each other holder of record of such Investor’s Covered Shares are duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and (ii) vote, or cause to be voted, whether on a show of hands or a poll and whether in person or by proxy, or deliver, or cause to be delivered, a written consent covering, all of its Covered Shares (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Merger and any other transactions contemplated by the Merger Agreement; (B) in favor of any other matters required to consummate the Merger and any other transactions contemplated by the Merger Agreement; (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Merger or in competition or inconsistent with the Merger, (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or the performance by such Investor of its obligations under this Agreement; (E) against any transaction, proposal, agreement or action that could reasonably be expected to result in a breach of any covenant, representation or warranty or other obligations or agreement of the Company contained in the Merger Agreement; and (F) if requested by Parent, in favor of any adjournment or postponement of such meeting, however called, at which any of the matters described in sub-sections (A) through (E) is to be considered.

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(c) Each Investor further irrevocably and unconditionally agrees that it shall not, shall cause its Affiliates not to and shall use reasonable best efforts to cause the Representatives of it and its Affiliates not to, directly or indirectly, either alone or with or through any Representatives, (i) make an Acquisition Proposal or solicit, encourage, facilitate or join with, or invite, any other person to be involved in the making of an Acquisition Proposal, (ii) provide any information to any Third Party with a view to such Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt financing, or contribution of any Covered Shares or provision of a voting agreement, in support of any Acquisition Proposal, or, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is inconsistent with the provisions of this Agreement or the transactions contemplated hereby, (v) acquire the ownership of any of the assets or businesses of the Company or any Ordinary Shares or other equity securities in the Company or any option or other right to acquire such ownership (other than securities of the Company granted pursuant to the Company’s existing equity incentive plans or issuable upon exercise or settlement of the equity incentive awards granted by the Company under its existing equity incentive plans pursuant to the terms thereof), (vi) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Investor from performing its obligations under this Agreement, or (vii) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement, arrangement or understanding (whether or not in writing and whether or not legally binding) with any person (other than Parent, Merger Sub, Requisite Investors and their respective Affiliates) regarding, an Acquisition Proposal or any of the matters described in this Section 1.3. This Section 1.3(c) shall continue to apply to an Investor that is a Failing Investor for a period of two (2) years following such Investor becoming a Failing Investor.

(d) Each Investor shall, and shall cause its Affiliates and shall use reasonable best efforts to cause the Representatives of it and its Affiliates to, immediately cease and terminate and cause to be ceased and terminated any existing discussions, conversations, negotiations or other communications or activities with any person that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof, each Investor shall promptly advise Parent of any approach by any person to such Investor in connection with an Acquisition Proposal and provide Parent with copies of any such written communication.

(e) Except for any voting undertakings delivered in favor of the Requisite Investors prior to the date hereof, each Investor shall retain at all times the right to vote or consent with respect to such Investor’s Covered Shares in such Investor’s sole discretion and without any other limitation on those matters, other than those limitations contained in Section 1.3.

(f) Subject to the terms of this Agreement, each Investor covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (i) is a Permitted Transfer or (ii) has been previously approved in writing by Parent and AIL. Any attempted Transfer of shares or any interest therein, in violation of this Section 1.3(f) shall be null and void. With respect to each Investor, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or beneficial ownership shall pass, whether by operation of Law or otherwise, including, the Investor’s successors or assigns. No Investor may request that the Company or the Company’s transfer agent register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Investor under this Agreement. For purposes hereof, “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition. For the purpose of this Agreement, “Permitted Transfer” means a Transfer of Covered Shares by an Investor to an Affiliate of such Investor; provided that, such transferee agrees to execute, prior to or concurrently with such Transfer, a joinder in the form attached hereto as Exhibit B.

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Section 1.4 Shareholders Agreement. Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into concurrently with the Effective Time, a shareholders’ agreement in relation to Parent or other definitive agreements containing customary terms and, subject to mutually agreed changes, the terms set forth on Exhibit A hereto. In the event that the Investors are unable to agree on the terms of the shareholders’ agreement, the terms set forth on Exhibit A hereto shall govern with respect to the matters set forth therein following the Effective Time and until such time as the Investors enter into a shareholders’ agreement.

Section 1.5 Required Information. Each of the Investors, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) all necessary information about such Investor (or its Affiliates) that Parent (at the direction of the Requisite Investors, acting jointly) reasonably determines as required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3, or (iii) any other filing or notification with any Governmental Entity in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Rollover Agreement or any other agreement or arrangement to which it (or any of its Affiliates or equityholders) is a party relating to the Transactions, including but not limited to any Schedule 13D that may be required to be filed with SEC with regard to the Investors’ beneficial ownership of the Ordinary Shares or other equity securities in the Company. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates) and Parent shall notify the Investors of the form and terms of such documents and provide the Investors with reasonable time and opportunity to review and comment on such documents, which Parent shall consider in good faith. Each of the Investors agrees to permit the Company, Parent and the other Investors to publish and disclose in (i) the Proxy Statement, (ii) the Schedule 13E-3, and (iii) all documents filed with any Governmental Entity in connection with the Transactions, its and its respective Affiliates’ identity and beneficial ownership of the Ordinary Shares or other equity securities of the Company and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Rollover Agreement or any other agreement or arrangement to which it (or any of its Affiliates or equityholders) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or Governmental Entities (or its staff) or by mutual agreement of the Company and Parent, including but not limited to any Schedule 13D that may be required to be filed with SEC with regard to the Investors’ beneficial ownership of the Ordinary Shares or other equity securities in the Company. Notwithstanding the foregoing, no Investor is required to make available to the other Parties any of its internal investment committee materials or analyses or any information which it considers to be commercially sensitive information, except where disclosure of such information is specifically required by applicable Law or Governmental Entities (or its staff). Each of the Investors hereby represents and warrants to Parent and the Requisite Investors as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor in writing pursuant to this Section 1.5, (i) none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders Meeting, or at the time of any amendments thereof or supplements thereto, and (ii) none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, and (iii) none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in all other filings and/or notifications to be submitted to applicable Governmental Entities, including but not limited to any Schedule 13D that may be required to be filed with SEC with regard to the Investors’ beneficial ownership of the Ordinary Shares or other equity securities in the Company, will, at the time of such submission, or at the time of submission to Governmental Entity any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Entities following the time that all of the relevant facts and circumstances of a Party’s involvement in the Transactions are provided to such Governmental Entities and such Party has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Entity’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Entity, such Party agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence. Any Investor may require that, to the extent legally permissible and reasonably practicable, any materials to be provided to a Governmental Entity that contain sensitive or confidential information in respect of such Investor or any of its Affiliates only be furnished on a counsel-only basis or directly to the applicable Governmental Entity requesting such information. For purposes of clarification, the Parties hereto acknowledge and agree that no Investor nor any of its Affiliates shall be required to (i) negotiate, agree to or accept any sale, divestiture, license or disposition of, or otherwise holding separate (including by establishing a trust or otherwise), any of its or any of their respective Affiliates’ businesses, assets or properties, or to agree to any limitations with respect to the conduct of its or any of their respective Affiliates’ businesses (outside its and their respective Affiliates’ ownership in the Company), in each case, as may be required or requested by any Governmental Entity in connection with the transactions contemplated by the Merger Agreement, or (ii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement with respect to the conduct of its or any of their respective Affiliates’ businesses (outside its and their respective Affiliates’ ownership in the Company).

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Section 1.6 Consummation of the Transactions. In the event that the Closing Conditions are satisfied or validly waived in accordance with the terms of the Merger Agreement and this Agreement and Parent and Merger Sub are obliged to consummate the Merger in accordance with the Merger Agreement, the Requisite Investors (acting jointly) may (i) direct Parent to enforce the obligation of any Failing Investors under its Equity Commitment Letter or Rollover Agreement, as applicable, pursuant to the terms and subject to the conditions thereunder and/or (ii) terminate the participation in the Transactions of any Investor that fails to fulfill its obligations to fund its Equity Commitment or effect its Rollover Commitment when required pursuant to the terms and subject to the conditions set forth in its Equity Commitment Letter or Rollover Agreement, as applicable (such obligations, the “Commitment” of such Investor) or that asserts in writing its unwillingness to fulfill its Commitment, in each case when required pursuant to its Equity Commitment Letter or Rollover Agreement, as applicable (each Investor whose participation is so terminated, a “Failing Investor”, and collectively, the “Failing Investors”); provided that such termination shall not affect the rights of the Closing Investors (as defined below) or Parent against such Failing Investor with respect to such breach or threatened breach, which rights shall be exercised in the manner as provided in Section 2.4 and Section 2.5 hereof; provided, further, the Surviving Provisions shall survive the termination of this Agreement with regard to any Failing Investor and Section 1.3(c) shall continue to apply to an Investor that is a Failing Investor for a period of two (2) years following such Investor becoming a Failing Investor. The amount of any Failing Investor’s Equity Commitment or Rollover Commitment, as applicable, shall be offered to one or more Investors and/or one or more new investors as determined by all the Requisite Investors.

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Section 1.7 Expense Sharing; Release.

(a) Except for Shared Transaction Expenses and the limited reimbursement of outside counsel legal fees and expenses described in Section 1.8(c) below, all fees and expenses incurred by a Party, including, but not limited to, fees and expense of advisors or consultants solely retained by such Party in connection with the Transactions, shall be borne solely by such Party.

(a) In the event that the Transaction is not consummated for any reason, all fees and expenses incurred by the Parties (i) in respect of Joint Advisors; (ii) the fees and expenses of the shared outside counsel for AIL and Cainiao Smart Logistics Investment Limited (“CIL”), and in each case of the preceding (i) and (ii), subject to a reimbursement cap on such shared outside counsel’s fees and expenses as agreed between Mr. Chou and AIL; and (iii) otherwise for the benefit of the Parties as mutually agreed in writing by Mr. Chou, Mr. Chow and AIL (collectively, the “Shared Transaction Expenses”) shall be borne by the Parties whose Commitment is equal to or greater than two percent (2%) of the aggregate Commitments made by all Parties (each, a “TE Member”) based on their respective TE Pro Rata Portion of such Shared Transaction Expenses. For purposes hereof, (1) a TE Member’s “TE Pro Rata Portion” shall be a fraction, the numerator of which shall be the Commitment of such TE Member and the denominator of which shall be the aggregate Commitments of all TE Members, in each case, at the time of the determination thereof; (2) with respect to any Party, the sum of (A) the deemed value of such Party’s Rollover Commitment (which shall be calculated at the same per Share price as set forth in the Merger Agreement) and (B) the amount of such Party’s Equity Commitment shall equal the Commitment of such Party; and (3) the Parties agree that Mr. Chou and Mr. Chow shall be responsible for engaging (including the scope and engagement terms), terminating or changing all joint advisors and/or consultants to the Parties in connection with the Merger with the consent of AIL (such joint advisors and/or consultants to the Parties engaged in accordance with this Section 1.7(b), the “Joint Advisors”). Except as otherwise provided in Section 1.7(b), if a Party requires separate representation in connection with specific issues arising out of the Transaction, such Party may retain other advisors to advise it. Each Party that engages separate advisors shall be solely responsible for the fees and expenses of such separate advisors, except for the limited reimbursement of the fees and expenses of outside counsel by the Surviving Company and/or Parent following the Closing described under Section 1.8(c).

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(b) In the event the Transaction is consummated, the Surviving Company and/or Parent shall bear, and shall reimburse the Parties for, (i) the Shared Transaction Expenses, and (ii) the fees and expenses of outside legal counsel for each Initial Member other than AIL and CIL (in the case of each such other Initial Member, subject to a reimbursement cap on such Initial Member’s outside counsel’s fees and expenses as agreed among Mr. Chou, AIL and such other Initial Member), which Shared Transaction Expenses and reimbursable outside counsel fees and expenses shall be settled in cash at the time of the Closing if reasonably practicable from the aggregate equity and any acquisition debt financing proceeds in connection with the Transaction. As used herein, “Initial Member” shall have the meaning given to such term in the Consortium Term Sheet dated November 3, 2023 by and between Mr. Chou, Mr. Chow, AIL, CIL and the other parties named therein.

(c) Notwithstanding the foregoing, in the event a Party terminates this Agreement with respect to the rights and obligations of such Party in accordance with the terms herein, such Party shall only be responsible for its TE Pro Rata Portion (if any) of the Shared Transaction Expenses incurred or accrued as of the date of such Party’s termination, as applicable.

(d) If the Transaction fails to consummate due to the unilateral breach of any provision of this Agreement, the Rollover Agreement or any Equity Commitment Letter by one or more Parties, then the breaching Party or Parties shall reimburse any non-breaching Parties for all out-of-pocket damages, costs and expenses incurred by such non-breaching Parties in connection with the Transaction, including, but not limited to, the Shared Transaction Expenses, as applicable, without prejudice to any rights and remedies otherwise available to such non-breaching Parties.

(e) Without prejudice to any other provision under this Agreement (in particular, Section 1.7(e)):

(i) each of the Parties, its Affiliates, its and its Affiliates’ Representatives (each, a “Releasor”) hereby releases, waives, discharges each other Party and each former, current and future holder of any equity, partnership or limited liability company interest in, Affiliate, Representative, successor and assign of, each other Party or their respective Affiliates (collectively, the “Releasees”), from any and all liabilities, claims, demands, actions, obligations, duties and causes of action of any kind or nature, whether known or unknown, either at law or in equity, which arise out of or relate to any loss, damage or injury that any Releasor or the Company may sustain resulting from or in any way connected with any dispute arising out of or in connection with this Agreement, the Rollover Agreement, the Equity Commitment Letters, the Merger Agreement or any transactions contemplated hereby and thereby (collectively, the “Claims”); and

(ii) in no event shall any Releasor seek, or permit to be sought, any damages from any Releasee, and each of the Releasor undertakes to indemnify and hold harmless the Releasees against all losses incurred or suffered by any Releasee (directly or indirectly), in each case, as a result of, arising out of, or in connection with any Claims.

(f) Each Party shall be responsible for its own taxes and related tax obligations arising from the Transaction (including tax filings, payments and other obligations). The Parties shall cooperate with the Company in fulfilling the Company’s tax withholding, reporting, registration or similar obligations, if any, in connection with the Transaction.

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(g) Any termination, break-up, reimbursement or other fees and amounts paid by the Company or any of its Affiliates to Parent or Merger Sub pursuant to the Merger Agreement shall be used to pay the Shared Transaction Expenses, and any remaining amount shall be shared among the TE Members in accordance with their respective TE Pro Rata Portions.

(h) The obligations under this Section 1.7 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement.

Section 1.8 Notice of Closing; Notices; Consultation. Parent shall provide each Investor with at least five (5) Business Days prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement. Any notices received by Parent pursuant to Section 10.4 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter or Rollover Agreement. The Requisite Investors shall keep the Investors reasonably informed of any material developments regarding the Transactions.

Section 1.9 Representations and Warranties; Covenant.

(a) Each Party hereby represents, warrants and covenants to the other Parties that: (i) it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no other proceedings or procedures are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such Party and constitutes a valid and binding agreement of such Party enforceable in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law), and (iv) such Party’s execution, delivery and performance of this Agreement will not violate: (A) any provision of its organizational documents or (B) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party.

(b) Each Party hereby represents, warrants and covenants to the other Parties that none of the information supplied in writing by such Party specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement.

(c) Each Investor hereby represents, warrants and covenants to each of the other Investors, Parent and Merger Sub that such Investor is (a) either (i) not a “U.S. Person” as defined in Rule 902 of Regulation S of the U.S. Securities Act of 1933, as amended, or (ii) an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the U.S. Securities Act of 1933, as amended, and (b) a “professional investor” (as defined in Part 1 of Schedule 1 to the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong)).

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(d) Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement or arrangement of any kind with any other Investor that grants such Investor: (i) the right to purchase a different class of security than that being purchased by the Investors in accordance with the terms of the Equity Commitment Letters and the Rollover Agreement, (ii) the right to purchase the same class of security as that being purchased by the Investors in accordance with the Equity Commitment Letters and the Rollover Agreement, but at a lower price than pursuant thereto, or (iii) any other right not provided for herein, except, in all cases, agreements or arrangements entered into by Parent or Merger Sub with the consent of all the Requisite Investors.

(e) Each of Parent and Merger Sub hereby represents and warrants to each of the Investors that it was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions. Each Investor hereby represents, warrants and covenants to the other Investors that it has not, and prior to the Effective Time, will not, cause Parent or Merger Sub to take any action inconsistent with the representations and warranties of Parent or Merger Sub in this Section 1.9(e).

Section 1.10 Announcement. No announcements regarding the subject matter of this Agreement shall be issued by any Investor without the prior written consent of Parent (at the direction of the Requisite Investors, acting jointly), except to the extent that any such announcements are required by Law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (a) the form and terms of such disclosure have been provided to Parent for its review and comment, and (b) notice has been provided to Parent and Parent had a reasonable opportunity to comment thereon, in each case to the extent legally permissible.

Section 1.11 Confidentiality.

(a) Except as permitted under Section 1.11(d) no Party shall, and each Party shall direct its Representatives not to, disclose any Confidential Information (as defined below) received by it (the “Recipient”) from any other Party (the “Discloser”) to any third party, other than to such Party’s Representatives. No Party shall, and each Party shall direct its Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transactions. “Confidential Information” includes (i) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, and (ii) the fact that an evaluation of the Transactions is occurring or has occurred, that information is being or has been made available to the Recipients or that discussions or negotiations are occurring or have occurred concerning the Transactions, or any of the terms, conditions or other facts with respect to this Agreement and any definitive documentation in connection with the Transactions, including the Merger Agreement, including the status thereof, in each case, unless such information (A) was in the Recipients’ or their Representatives’ possession prior to the disclosure by the Discloser or any of its Representative(s), (B) is or becomes part of the public domain other than by a breach of this Agreement by any Recipient or any of their respective Representatives, (C) is independently developed by such Recipient or any of its Representatives, whether on its own or jointly with a third party, or (D) comes into a Recipient’s possession from a third party who is not known by such Recipient (or its Representatives), after reasonable investigation, to be bound by any confidentiality obligations to the Discloser.

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(b) Subject to Section 1.11(c), the Recipient shall, and shall procure its Affiliates and Representatives that receive Confidential Information to, promptly return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any and all Confidential Information which falls within clause (i) of the definition of Confidential Information; provided that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware to the extent such destruction is not reasonably practicable. Notwithstanding the foregoing, the Investors shall be permitted to retain copies of the Confidential Information in order to comply with applicable law, court or regulatory agency or authority or its internal compliance procedures.

(c) Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 1.11 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 2.1, unless otherwise agreed in writing.

(d) Notwithstanding anything to the contrary in this Agreement, a Party may disclose Confidential Information (i) to its Representatives who need to know such information for the purpose of evaluating, negotiating, financing and consummating the Transaction, provided that such Party shall procure its Representatives to comply with the confidentiality obligations as provided herein and shall be responsible for any breach of such confidentiality obligations by its Representatives; or (ii) if required by Law (including stock exchange rules) or judgment of a competent jurisdiction or requested by any governmental agency, regulatory or self-regulatory agency of a competent jurisdiction, provided that such Party (or its Representative, as applicable) shall, to the extent legally permissible and reasonably practicable, promptly provide the Discloser with prior written notice of such disclosure to allow the Discloser (at its own cost) to seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required or requested and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information (provided that the immediately foregoing proviso shall not be applicable to any disclosure required to be made by a Party to any competent regulatory authority with jurisdiction over such Party with respect to its business or in connection with any routine banking exam by such regulatory authority, in each case, not targeted at the Requisite Investors, the Parent or the Transactions).

ARTICLE II

MISCELLANEOUS

Section 2.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 1.5, Section 1.7, Section 1.10, Section 1.11, and Article II, which shall survive any termination of this Agreement) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof; provided that Section 1.4 shall remain in effect if this Agreement is terminated upon the Effective Time until a shareholders’ agreement or other definitive agreement containing customary terms and, subject to mutually agreed changes, the terms set forth on Exhibit A hereto is duly executed by the Investors in accordance with Section 1.4; provided, further, that any liability for failure to comply with the terms of this Agreement prior to such termination shall survive such termination.

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Section 2.2 Amendment. Except for updates to Schedule I made pursuant to Section 1.2(b), this Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by all the Requisite Investors; provided that no provision of this Agreement (excluding exhibits) may be amended in a manner that by its terms is disproportionately adverse to any Investor than the other Investors, unless the written consent of such Investor has been obtained. Amendments or modifications to this Agreement made in accordance with this Section 2.2 shall be binding on all Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Investor against whom the enforcement of such waiver, discharge or termination is sought.

Section 2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 2.4 Remedies. Except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that this Agreement may only be enforced against an Investor by Parent or Merger Sub, acting at the direction of the Requisite Investors (acting jointly). In the event that Parent determines to enforce the provisions of the Equity Commitment Letters or the Rollover Agreement, in each case, in accordance with this Agreement, the Investors that are prepared to fulfill their (or their Affiliates’ or equityholders’) respective Commitments immediately prior to the Closing (the “Closing Investors”) shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Rollover Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors and their Affiliates. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (A) the amounts due from all Failing Investors hereunder (including the value of any Rollover Shares of such Failing Investors calculated at the Per Share Merger Consideration) multiplied by (B) a fraction of which the numerator is the value of such Failing Investor’s Commitment (including the value of any Rollover Shares of such Failing Investors calculated at the Per Share Merger Consideration) and the denominator is the sum of all Failing Investors’ Commitments (including the value of any Rollover Shares of such Failing Investors calculated at the Per Share Merger Consideration).

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Section 2.5. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships, limited liability companies, corporations or other entities, Parent, Merger Sub, and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against and no personal liability shall attach to, be imposed on or otherwise be incurred by any former, current or future direct or indirect holder of any equity, stock, general or limited partnership or limited liability company interest, controlling Person, management company, portfolio company, incorporator, director, officer, employee, agent, advisor, attorney, representative, Affiliate (other than any permitted assignee under Section 2.10), members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any Investor or of any former, current or future direct or indirect holder of any equity, stock, general or limited partnership or limited liability company interest, controlling Person, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates (other than any permitted assignee under Section 2.10), members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (in each case other than against parties to this Agreement or such other document or instrument as expressly provided therein).

Section 2.6 Governing Law; Jurisdiction.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York, without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

(b) Any Actions arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.6 (the “Rules”). The place of arbitration shall be Hong Kong Special Administrative Region of the People’s Republic of China. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive–type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 2.6, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the Laws of Hong Kong.

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Section 2.7 Exercise of Rights and Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any Party in the exercise of any right, power or privilege hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right, power or privilege.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages alone would not be an adequate remedy for such damages from any actual or threatened breach of this Agreement. Except as set forth in this Section 2.7, including the limitations set forth in Section 2.7(c), it is agreed that prior to any termination of this Agreement, each Party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

(c) The Parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 2.7. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 2.7.

Section 2.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt (or, in the case of electronic mail, when no error message is generated) when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub or Requisite Investors, to:

BEST Global Partners

190 Elgin Avenue, George Town

Grand Cayman KY1-9008

Cayman Islands

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Attention:

Mr. Shao-Ning Johnny Chou

Email: jchou@best-inc.com

Mr. George Chow

Email: georgechow@best-inc.com

with a copy to (which shall not constitute notice):

Fangda Partners

One Exchange Square, 26/F

8 Connaught Place, Central

Hong Kong

Attention: Mark Lehmkuhler, Esq.

Tianyi Chen, Esq.

Email: mark.lehmkuhler@fangdalaw.com

tianyi.chen@fangdalaw.com

with another copy to (which shall not constitute notice):

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Peng Yu, Esq.

Vincent Zhou, Esq.

Email: peng.yu@kirkland.com

vincent.zhou@kirkland.com

if to any other Investor, at the address set forth in such Investor’s Equity Commitment Letter or in the Rollover Agreement.

Section 2.9 Other Agreements. This Agreement, together with the Merger Agreement, the Equity Commitment Letters, the Rollover Agreement and other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms having been expressly amended, clarified or supplemented by this Agreement. Notwithstanding the foregoing, in the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

Section 2.10 Assignment. Other than as provided herein, this Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, provided that a Party may assign its rights and obligations hereunder to any of its Affiliates without the consent of the other Parties so long as the assignee has executed a joinder in the form attached hereto as Exhibit B, provided further that with the prior written approval of all the Requisite Investors, this Agreement may be assigned by a Non-Consenting Investor or a Failing Investor to a new investor that accepts such Failing Investor’s Commitment pursuant to Section 1.1 or Section 1.6, as applicable; provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.10 shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns of the parties. Nothing in this Agreement, express or implied, shall be construed as giving any person, other than the parties and their heirs, successors, legal representatives and permitted assigns any right, remedy, obligation, liability or claim under or in respect of this Agreement or any provision hereof.

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Section 2.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

BEST Global Partners

By:	/s/ Shao-Ning Johnny Chou

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Phoenix Global Partners

By:	/s/ Shao-Ning Johnny Chou

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Shao-Ning Johnny Chou

By:	/s/ Shao-Ning Johnny Chou

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

George Chow

By:	/s/ George Chow

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Denlux Logistics Technology Invest Inc.

By:	/s/ Wei Xu
Name:	Wei Xu
Title:	Director

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Alibaba Investment Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Authorized Signatory

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Cainiao Smart Logistics Investment Limited

By:	/s/ Lin Wan
Name:	Lin Wan
Title:	Director

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

BJ Russell Holdings Limited

By:	/s/ Yahong Liang
Name:	Yahong Liang
Title:	Authorized Signatory

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

IDG-Accel China Capital II L.P.

By: IDG-Accel China Capital II Associates L.P., its General Partner

By:	/s/ Chi Sing HO
Name:	Chi Sing HO
Title:	Authorized Signatory

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

IDG-Accel China Capital II Investors L.P.

By: IDG-Accel China Capital II Associates L.P., its General Partner

By:	/s/ Chi Sing HO
Name:	Chi Sing HO
Title:	Authorized Signatory

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Sunshui Hopeson Capital Limited

By:	/s/ Deng Yanbo
Name:	Deng Yanbo
Title:	Authorized Signatory

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Shaohan Joe Chou

By:	/s/ Shaohan Joe Chou

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

David Hsiaoming Ting

By:	/s/ David Hsiaoming Ting

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

The 2012 MKB Irrevocable Trust

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Trustee

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Ting Childrens Irrevocable Trust

By:	/s/ Michael Chang
Name:	Michael Chang
Title:	Trustee

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Ting Family Trust

By:	/s/ David Hsiaoming Ting
Name:	David Hsiaoming Ting
Title:	Trustee

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Chen Hong

By:	/s/ Chen Hong

[Signature Page to Interim Consortium Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Kiu Sau Hung

By:	/s/ Kiu Sau Hung

[Signature Page to Interim Consortium Agreement]

Schedule I

LIST OF INVESTORS

Schedule II

POST-CLOSING PARENT SHARE OWNERSHIP PERCENTAGE

Exhibit A

Parent Non-Binding Shareholders Agreement Term Sheet

Exhibit B

FORM OF JOINDER AGREEMENT